SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 13, 2003
                                                         ----------------

                            PATHFINDER BANCORP, INC.
                            ------------------------
               (Exact Name of Registrant as Specified in Charter)

           Federal                   0-23601          16-1540137
------------------               ----------------     ---------------
(State  or  Other  Jurisdiction (Commission  File  No.) (I.R.S.  Employer
      of  Incorporation)                             Identification  No.)


214  West  First Street, Oswego, New York                                  13126
-----------------------------------------                              ---------
(Address  of Principal Executive Offices)                                   (Zip
Code)

Registrant's  telephone  number,  including  area  code:     (315)  343-0057
                                                             ---------------



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

ITEMS  1,  2,  3,  4,  6,  8  AND  9:               Not  Applicable.


ITEM  5.          OTHER  EVENTS
                  -------------

     On January 13, 2003, the Registrant entered into an agreement to repurchase 160,114 shares of its common stock from Jewelcor Management, Inc. ("JMI") at a price of $14.60 per share for a total purchase price of $2.3 million. JMI and certain of its affiliates, agreed in connection with the purchase of common stock to terminate a lawsuit against the Registrant, Jewelcor Management, Inc.
                                                       -------------------------
v.  Pathfinder  Bancorp, Inc., et al, and to withdraw a stockholder proposal for
 -----------------------------------
the upcoming Annual Meeting of Stockholders. In addition, JMI and its affiliates agreed for a period of five years to abstain from certain actions relating to the Registrant and its common stock. A press release describing the purchase and related agreements is filed as an exhibit.


ITEM  7.          FINANCIAL  STATEMENTS  AND  EXHIBITS
                  ------------------------------------

(a)     Not  Applicable.

(b)     Not  Applicable.

(c)     Exhibits.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

     PATHFINDER  BANCORP,  INC.



DATE:  January  14,  2003          By:
                              Thomas  W.  Schneider
                              President  and  Chief  Executive  Officer
(Duly  authorized  representative)


EXHIBIT  NO.          DESCRIPTION
------------          -----------

99.1               Press  Release  dated  January  13,  2003.

NEWS  RELEASE

CONTACT:                                     Thomas  W.  Schneider
                                             President  &  CEO

                                             214  West  First  Street
                                             Oswego,  NY  13126
                                             315-343-0057

January  13,  2003

     PATHFINDER BANCORP, INC. REPORTS PRIVATELY NEGOTIATED STOCK REPURCHASE


OSWEGO, NEW YORK - Pathfinder Bancorp, Inc. (the "Company") (NASDAQ: PBHC) reported the purchase of 160,114 shares of common stock at a price of $2.3 million, or $14.60 per share from Jewelcor Management, Inc. ("JMI"), which is owned by Mr. Seymour Holtzman. The repurchase represents approximately 6.1% of the Company's outstanding common stock as of December 31, 2002.
     "The repurchase of these shares is expected to be accretive to the Company's earnings per share and return on equity and will help us accomplish capital management objectives." according to Thomas W. Schneider, President and CEO. "Consequently, we believe that the repurchase of the common stock is a good long term investment for the Company and is in the best interests of the Company and its shareholders", Schneider stated.
 At the close of trading on January 10, 2003, the trading date prior to entering the agreement, the bid for the Company's common stock was $14.55 and the ask was $14.95. The Company announced a share repurchase program on December 19, 2002 to acquire up to 102,000 shares. The privately negotiated transaction with JMI is not part of the share repurchase program.
As part of the repurchase agreement, Mr. Holtzman and JMI, as well as those persons and entities who signed the Schedule 13D with Mr. Holtzman with respect to the Company's common stock, have agreed in writing, that neither they nor their affiliates, will purchase shares of the Company's common stock for a period of five years. JMI has also agreed to stipulate to the discontinuance with prejudice of the lawsuit entitled Jewelcor Management, Inc. v. Pathfinder
Bancorp,  Inc.,  and  to  withdraw  a  shareholder  proposal  previously by JMI.
     Mr. Schneider added, "While the Company fully expected to prevail on the merits in its litigation with JMI, by having JMI agree to terminate the lawsuit and withdraw its shareholder proposal, management of the Company will be able to devote all its energies to the successful implementation of the Company's business plan."
     Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York State chartered savings bank headquartered in Oswego, New York with six branch locations in Oswego, Fulton, Mexico and Lacona.